Exhibit 10.2

EXECUTION COPY

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered as of the 9th day of March, 2007 by and between Jarden Corporation (the “Company”) and Desiree DeStefano (“Consultant”).

WHEREAS, the Company desires to engage the services of Consultant as an independent contractor to perform certain professional services; and

WHEREAS, the Consultant desires to be engaged by the Company on the terms and conditions set forth in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and intending to be legally bound, the Company and the Consultant agree as follows:

1.	Consulting Services to Be Provided

A. Pursuant to the terms of this Agreement, Consultant shall provide consulting services to the Company in the areas of finance, accounting, treasury management and mergers & acquisitions, under the specific direction of the Company’s Vice Chairman and Chief Financial Officer or his designee (collectively, the “Services”). Consultant agrees to devote her best efforts to the performance of the Services and to perform the Services in a competent and professional manner.

B. Consultant shall be responsible for maintaining her own office (or home office) during this Agreement, and the Company shall not reimburse Consultant for the expenses of maintaining such office.

C. Consultant acknowledges and agrees that she has no authority to bind or attempt to bind the Company by contract or otherwise, or to represent to third parties that she has any right to so bind the Company, in any connection or for any purpose whatsoever, it being intended that Consultant shall remain an independent contractor and be solely responsible for her own activities.

2.	Term

The term of this Agreement shall commence as of the date hereof and terminate twelve (12) months following the date hereof (such period, the “Term”), unless sooner terminated as set forth in Section 6 or extended by mutual written agreement of the parties.

3.	Confidential & Proprietary Information, and Trade Secrets

A. As used herein the term “Confidential Information” means all information in possession of either party that is not generally known to the public, whether or not marked as “confidential,” “proprietary” or “trade secret”. Confidential Information shall include written or printed material or diagrams, oral communications, data contained on computer disks or hard drives or any other means of storing information or data.

B. Consultant acknowledges that in the course of performing the Services, Consultant will receive Confidential & Proprietary Information from the Company and Consultant hereby agrees that it shall not at any time, during the term hereof or thereafter, directly or indirectly, use, disclose or cause to be disclosed any Confidential or Proprietary Information, technical or otherwise, with respect to the Company, or any of its subsidiaries or affiliates which was obtained by Consultant as a result of the performance of the Services to any third party at any time, and for any reason (subject to only the exceptions expressly set forth in this Agreement) without the prior written permission of the Company. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing any diary, memoir, letter, story, photograph, interview, article or description concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium

C. The parties agree that the foregoing obligations with respect to confidentiality do not apply (i) to information which is in the public domain or (ii) if Consultant is ordered by a court of competent jurisdiction (by means of court issued subpoena or other court order, herein referred to as an “Order”) to disclose the Confidential Information. In such event, Consultant shall (x) promptly notify, in writing, the Company of its receipt of such Order and shall afford the Company full opportunity to seek a protective order (or other protection) to prevent the disclosure of its Confidential Information, (y) cooperate (at no expense to the Company) with the Company in seeking such protection from disclosure and (z) disclose only such portions of the Confidential Information as Consultant is expressly and specifically obligated to disclose pursuant to the Order (and not any portions thereof which are not expressly and specifically covered by the Order).

D. Consultant represents to the Company that Consultant has not disclosed any Confidential Information to any party prior to the execution of this Agreement.

E. Consultant agrees to return any and all Confidential Information and all copies made to the Company upon request or upon the termination of the Agreement.

4.	Consulting Fees & Expenses.

A. The Company shall pay to the Consultant an hourly fee of One Hundred Seventy-Five Dollars (US$175) per hour (or prorated portion thereof, in increments of one-quarter hours, for fractional hours worked) for Services rendered in accordance with the provisions hereof (the “Fee”). Consultant will submit an invoice each month for hours worked during such month. The Company shall pay the Fee for each month within 30 days of receipt of the invoice, by check sent to the address set forth in Section 9 below. All payments hereunder shall be in lawful currency of the United States.

B. The Fee is the entire compensation for any and all services rendered by Consultant except that Consultant shall be reimbursed for any ordinary, reasonable and necessary business expenses incurred by Consultant in performing the Services hereunder upon submission by Consultant of receipts and other documentation in accordance with the Company’s normal reimbursement policies and procedures.

C. Payment of the Fee or other remuneration provided under this Agreement shall be without deduction for withholding taxes of any type. Consultant shall be solely and exclusively responsible for the payment of any and all income and other taxes due on such consulting fees. Consultant shall indemnify and hold the Company harmless for and against any and all claims, damages, losses or obligations asserted or imposed against the Company by Consultant or any other person in connection with payment or recovery of such funds. Consultant acknowledges that no health, life, travel or any other insurance and/or other personal family services and plans are being provided by the Company for Consultant or Consultant’s family pursuant to this Agreement.

5.	Injunctive Remedies

The parties agree that there exists no adequate remedy at law for a breach or threatened breach of her Agreement by the Consultant and that such breach would result in irreparable harm to the Company. Accordingly, the parties specifically agree that in the event of a breach or a threatened breach of any provisions of this Agreement, in addition to any other form of legal or equitable relief that may be available to the Company hereunder the Company shall be entitled to a preliminary and permanent injunction, without the posting of a bond, enjoining Consultant from committing or continuing acts constituting such a breach.

6.	Termination

Either party may terminate this Agreement upon 180 days prior written notice to the other party. Notwithstanding the expiration or termination of this Agreement, the obligations under Sections 3, 5 and 9 hereof shall survive termination or expiration of this Agreement and shall continue in full force and effect.

7.	Compliance, Gratuities and Conflicts.

A. Consultant’s Services hereunder shall be in compliance and in accordance and in all respects conform to all applicable statutes, laws, rules, order, regulations, administrative or judicial order or decree of any federal, state, local, foreign or other political, judicial or administrative body. Without limiting the generality of the above, Consultant agrees (i) that it will not engage in transactions with persons or entities on the (A) Denied Persons List as promulgated by the Department of Commerce, Bureau of Industry and Security of the United States of America and (B) the Specially Designated Nationals List, as promulgated by the Department of Treasury, Office of Foreign Asset Control and/or any such other list of persons or entities as generated by the U.S. government; (ii) that it will comply with all aspects of the U.S. Foreign Corrupt Practices Act, U.S. Anti-boycott Laws and any trade sanctions against targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers based on U.S. foreign policy and U.S. national security goals. Distributor can find information on the Denied Persons List at www.bxa.doc.gov/DPL/thedeniallist.asp; the Specially Designated Nationals List at www.treas.gov/offices/enforcement/ofac/sdn/index.html; the U.S. Foreign Corrupt Practices Act at www.usdoj.gov/criminal/fraud/fcpa/dojdocb.htm; and the U.S. Anti-boycott Laws at www.bxa.doc.gov/antiboycottcompliance/default.htm.

B. By entering into this Agreement, Consultant certifies that it and its representatives did not offer, solicit, accept or provide (or attempt to offer, solicit, accept, or provide) any gratuity (entertainment, gifts, money, or other thing of value) the Company or any of the Company’s representatives for the purposes of obtaining or rewarding favorable treatment in connection with this Agreement.

C. Consultant agrees that during the Term Consultant will not enter into any contract, independent contractor arrangement or employment relationship that conflicts with the terms of this Agreement or that does not permit Consultant to perform the Services hereunder.

8.	Relationship of the Parties; No Agency.

Consultant shall, at all times hereunder, be an independent contractor providing services for the Company and not an employee of the Company. Consultant shall be responsible for the nature and type of services to be rendered, shall set its own work hours, etc. Nothing contained herein shall cause Consultant to be deemed to be an employee or agent of, or a partner or joint venturer with, the Company.

9.	Miscellaneous.

A. This Agreement shall be governed in all respects by the laws of the State of New York without regard to its conflict of laws. Any proceedings concerning injunctive relief, enforcement or the interpretation of any provision of this Agreement or any dispute arising hereunder shall be brought in courts located in the State of New York, and each party further agrees not to bring a motion to change such venue for any reason. Notwithstanding the preceding sentence, any party may commence or pursue legal proceedings in any competent jurisdiction for the purpose of enforcing a judgment obtained with respect to any dispute arising under this Agreement. The prevailing party shall be entitled to an award of reasonable costs and expenses, including its reasonable attorneys’ fees.

B. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and this Agreement may not be modified, amended or revoked except in writing, signed by each of the parties.

C. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors, heirs, permitted assigns, officers, employees, agents and attorneys of any party hereto. This Agreement is personal in nature to Consultant and may not and shall not be assigned.

D. Any notices or other communications provided for herein shall be in writing and shall be deemed given upon the personal delivery thereof, if delivered, or, if mailed, seventy-two (72) hours after having been deposited in the United States mails, postage prepaid, registered or certified, return receipt requested and addressed as follows, or by facsimile with confirmation of receipt:

If to the Company:

Jarden Corporation

555 Theodore Fremd Ave.

Rye, NY 10580

Facsimile: (914) 967-9405

Attn: Chief Financial Officer

If to Consultant:

Desiree DeStefano

_____________________

_____________________

or to such other address as either party may have specified to the other party in advance in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

In Testimony Whereof, witness the signatures of the parties as of the date first written above.

DESIREE DESTEFANO “Consultant”	JARDEN CORPORATION. “The Company”

/s/ Desiree DeStefano	By:	/s/ J. David Tolbert
	Name:	J. David Tolbert
	Title:	Senior Vice President, Human Resources and Corporate Risk